                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the registrant /x/
Filed by a party other than the registrant / /
Check the appropriate box:
/ / Preliminary proxy statement
/x/ Definitive proxy statement

/ / Definitive additional materials

/ / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                 Chromatics Color Sciences International, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):
/x/  No fee required

/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

--------------------------------------------------------------------------------
(4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
(5) Total fee paid:

--------------------------------------------------------------------------------
/ / Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------
/ / Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:

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(2)  Form, Schedule or Registration Statement No.:

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(3)  Filing Party:

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(4)  Date Filed:

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                                      1

                 CHROMATICS COLOR SCIENCES INTERNATIONAL, INC.

                        --------------------------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               DECEMBER 21, 1998

                        --------------------------------

                  The Annual Meeting of Shareholders of Chromatics Color Sciences International, Inc. (the "Company"), a New York corporation, will be held at the offices of the Company at 5 East 80th Street, New York, New York, on Monday, December 21, 1998, at 10:00 A.M., for the following purposes:

                  1. To elect five directors of the Company to serve for a term of one year and until their respective successors shall be elected and shall qualify;

                  2. To ratify the appointment of BDO Seidman LLP as auditors of the Company for the year ending December 31, 1998; and

                  3. To consider and act upon such other matters as may properly come before the meeting.

                  The approval and adoption of each matter to be presented to the shareholders is independent of the approval and adoption of each other matter to be presented to the shareholders.

                  Only shareholders of record at the close of business on November 6, 1998 are entitled to notice of and to vote at the meeting, including any adjournments or postponements thereof.

                                           By order of the Board of Directors

                                           /s/ Darby S. Macfarlane

                                           Darby S. Macfarlane
                                           Chairperson of the Board of Directors

New York, New York
November 18, 1998

               -------------------------------------------------------------
               IMPORTANT: The prompt return of proxies will save the Company the expense of further requests for proxies and will ensure that your shares are voted.
               -------------------------------------------------------------

                 CHROMATICS COLOR SCIENCES INTERNATIONAL, INC.

                        --------------------------------

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF SHAREHOLDERS
                               DECEMBER 21, 1998

                        --------------------------------

                  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CHROMATICS COLOR SCIENCES INTERNATIONAL, INC. (the "Company"), a New York corporation, for use at the Annual Meeting of Shareholders of the Company (the "Meeting") which will be held at the offices of the Company at 5 East 80th Street, New York, New York 10021, on Monday, December 21, 1998, at 10:00 A.M., and at any adjournments or postponements thereof.

                  Shareholders who execute proxies retain the right to revoke them at any time by notice in writing to the Secretary of the Company, by revocation in person at the Meeting or by presenting a later dated proxy. Unless so revoked, the shares represented by such proxies will be voted at the Meeting in accordance with the directions given therein. Shareholders vote at the Meeting by casting ballots (in person or by proxy) which are tabulated by a person who is appointed by the Board of Directors before the Meeting to serve as inspector of election at the Meeting and who has executed and verified an oath of office. Under New York law and the Company's By-laws, the presence in person or by proxy of a majority of the outstanding shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), and the Company's preferred stock, par value $0.01 per share, designated as Class A Convertible Preferred Stock (the "Class A Preferred Stock"), in the aggregate, is necessary to constitute a quorum at the Meeting. Abstentions and broker "non-votes" are included in the determination of the number of shares present at the Meeting for quorum purposes but are not counted in the tabulations of the votes cast on proposals presented to shareholders. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

                  Darby Simpson Macfarlane, who is Chief Executive Officer, Assistant Treasurer and a member of the Board of Directors of the Company, possesses in the aggregate the power to vote approximately 3,016,220 shares of the outstanding voting stock of the Company (representing approximately 17.9% of the shares entitled to vote at the meeting). (See "Security Ownership of Certain Beneficial Owners and Management.") Mrs. Macfarlane has advised the Company that she intends to vote all of the shares which she is entitled to vote in favor of each proposal presented at the Meeting.

                  The principal executive offices of the Company are located at 5 East 80th Street, New York, New York 10021. The approximate date on which this Proxy Statement and the enclosed form of proxy will first be sent or given to shareholders is November 22, 1998.

                  Shareholders of record of the Common Stock and the Class A Preferred Stock at the close of business on November 6, 1998 shall be entitled to one vote for each share then held. On such date, there were outstanding 15,423,442 shares of Common Stock and 1,380,000 shares of Class A Preferred Stock.

                  Only shareholders of record at the close of business on November 6, 1998 are entitled to notice of and to vote at the meeting, including any adjournments or postponements thereof.

                                           By order of the Board of Directors

                                           /s/ Darby S. Macfarlane

                                           Darby S. Macfarlane
                                           Chairperson of the Board of Directors

New York, New York
November 18, 1998

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

                  The following table sets forth, as of November 9, 1998, the beneficial ownership of the Common Stock: (i) by each stockholder known by the Company to beneficially own more than 5% of the Common Stock; (ii) by each director of the Company; (iii) by the Company's Chief Executive Officer; and
(iv) by all executive officers and directors of the Company as a group. Amounts presented give effect to the February 1998 three-for-two forward Stock Split (including shares issuable upon the exercise of stock options and/or warrants). Except as otherwise indicated below, each named beneficial owner has sole voting and investment power with respect to the shares of Common Stock listed.

Name and Address of                             Amount and Nature of
Beneficial Owner                                Beneficial Ownership                  Percent of Class
-------------------------------------------------------------------------------------------------------
Darby Simpson Macfarlane (1)                       3,016,220                             17.9%
10 Old Jackson Avenue, #28
Hastings-on-Hudson, NY 10706

David Kenneth Macfarlane (2)                       3,016,220                             17.9%
10 Old Jackson Avenue, #28
Hastings-on-Hudson, NY 10706

Leslie Foglesong (3)                                 165,000                              1.1%
116 Lafayette Avenue
Brooklyn, NY 11217

Janssen-Meyers Associates, L.P. (4)                1,256,758                              8.1%
17 State Street
New York, NY 10001

Edward Mahoney                                             0                                 *
2044 Palisades Drive
Pacific Palisades, CA  90272

Edmund Vimond                                          5,000                                 *
6967 Country Lakes Circles
Sarasota, FL  34243

All directors and executive officers               3,186,220                               19%
as a group (5 persons) (5)

----------------------------
*        Less than one percent

(1) Includes all of the 1,380,000 issued and outstanding shares of the Class A Preferred Stock owned by Mrs. Macfarlane, 450,000 shares issuable upon the exercise of options granted to Mrs. Macfarlane and 300,000 shares issuable upon the exercise of options granted to Mr. Macfarlane, which options are currently exercisable. Mrs. Macfarlane disclaims beneficial ownership of the shares and/or options owned by Mr. Macfarlane.

(2) Includes the 1,380,000 issued and outstanding shares of the Class A Preferred Stock owned by Mrs. Macfarlane, 886,220 issued and outstanding shares of the Common Stock beneficially owned by Mrs. Macfarlane, 450,000 shares issuable upon the exercise of options granted to Mrs. Macfarlane and 300,000 shares issuable upon the exercise of options granted to Mr. Macfarlane which options are currently exercisable.

(3) Includes 150,000 shares issuable upon the exercise of options which are currently exercisable.

(4) Based on a representation letter from Janssen-Meyers Associates, L.P. dated November 9, 1998, and includes 678,575 shares of Common Stock held by Peter Janssen (an affiliate of Janssen-Meyers Associates, L.P.), 153,250 shares of Common Stock and 314,347 warrants held by Janssen-Meyers Associates, L.P. which, in each case, are currently exercisable, 108,647 warrants held by limited partners of Janssen-Meyers Associates, L.P. and 1,940 warrants held by Meyers Janssen Securities Corp., which, in each case, are currently exercisable.

(5) Includes 900,000 shares issuable upon the exercise of options which are currently exercisable and 1,380,000 issued and outstanding shares of the Class A Preferred Stock.

                             ELECTION OF DIRECTORS

                  Five directors will be elected at the Meeting to serve for a term of one year and until their respective successors shall have been elected and shall qualify. The election of directors requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Meeting. Proxies received in response to this solicitation will be voted FOR the persons named below unless otherwise specified in the proxy. There is no arrangement or understanding between any director and any other person pursuant to which such person was elected as a director.

                  The following table sets forth information concerning each of the directors and executive officers of the Company:

         Name                      Age                Position
         ----                      ---                --------

Darby Simpson Macfarlane           54       Director, Chairperson of the Board,
                                            Chief Executive Officer,
                                            Assistant Treasurer

David Kenneth Macfarlane           51       Director, Vice President-
                                            Research and Development

Leslie Foglesong                   43       Director, Secretary and Treasurer

Edmund Vimond                      63       Director

Edward Mahoney                     47       Director

Arthur Guiry                       58       President

                  Mrs. Macfarlane co-founded the Company in March 1984. She has been Chairperson of the Board, Chief Executive Officer, Assistant Treasurer and a director of the Company since formation and also served in the capacity of President until April 9, 1995. Prior to such time, Mrs. Macfarlane was the co-founder in 1974 of Personalized Colors, Inc. Commencing in 1978, Mrs. Macfarlane and Mr. Macfarlane led and directed the Company's research and development and mass-manufacturing efforts of the color science technology, instrumentation and cosmetic and related products now offered by the Company.

                  Mr. Macfarlane co-founded the Company and is also one of the primary inventors of the patented technologies used in the Colormate(TM) System. In addition, Mr. Macfarlane developed the manufacturing, technical and engineering specifications necessary to have miniaturized and mass manufactured the Colormate(TM) System. Mr. Macfarlane has been Vice President-Research and Development, and a director of the Company since formation. Prior to 1984, Mr. Macfarlane held a variety of executive positions with finance, sales, marketing, research and development and manufacturing companies in Europe, South Africa and the United States, including International Technical Research and Development, Ltd., and Trumach, Inc.

                  Leslie Foglesong has been the Secretary, Treasurer and a director of the Company since its formation.

                  Mr. Edmund Vimond has previously provided consulting services to the Company. On December 1, 1997, Mr. Vimond was appointed to the Company's Board of Directors and currently acts as Chairman of the Company's Compensation Committee. From 1991 to 1997, Mr. Vimond was the President and Chief Executive Officer of Ocurest Laboratories, Inc. Mr. Vimond was responsible for managing all functions of the business, including marketing, sales, contract manufacturing, personnel and finance and systems. Prior to 1991, Mr. Vimond held positions in various executive capacities with RJR Nabisco Inc., American Cyanamid Co., Johnson & Johnson and Warner-Lambert Companies Inc. Mr. Vimond received B.S.B.A. and M.B.A. degrees from Northwestern University.

                  Edward Mahoney, a certified public accountant, was appointed to the Board of Directors on January 26, 1998, and currently acts as Chairman of the Company's Audit Committee. Since January 1998, Mr. Mahoney has owned and operated a certified public accounting firm and was a tax partner with the accounting firm of BDO Seidman LLP from 1994 to 1997 and Price Waterhouse from 1973 to 1994. Mr. Mahoney received a Bachelor of Science in Accounting degree from Brooklyn College of the City University of New York.

                  Mr. Arthur Guiry provided consulting services to the Company from January 1, 1995 to March 1995, in connection with the marketing of the Company's medical applications for its technology. On April 10, 1995, Mr. Guiry commenced his duties as President of the Company. Mr. Guiry has held positions as an executive in sales for divisions of Bristol-Myers, Smith & Nephew Ltd. and Solzer, for the past 18 years. He also holds a physics degree from Manhattan College.

                  Darby Simpson Macfarlane and David Kenneth Macfarlane are the founders of the Company and, as such, may be deemed "promoters" of the Company as those terms are defined in the rules and regulations promulgated under the Securities Act of 1933, as amended. There is no family relationship among any other directors or executive officers of the Company.

                  The Company has agreed with the placement agent of the Company's 1995 private placement offering of Common Stock (the "Offering") that the Company will use its best efforts to elect the placement agent's designee to the Company's Board of Directors for a period of five years following the completion of the Offering. To date, the placement agent has not requested election of any designee.

                  Directors are elected annually by the shareholders and hold office until the next annual meeting and until their respective successors are elected and qualified.

                  During the fiscal year ended December 31, 1997, the Company's Board of Directors met on eleven occasions and had four unanimous written consents. All of the directors participated in all such meetings and consents.

                  The Board of Directors has established an audit committee and compensation committee. The Company established the audit committee in January 1998 consisting of Leslie Foglesong, Edward Mahoney and Edmund Vimond.

                  The members of the compensation committee are Edward Mahoney and Edmund Vimond. See "Compensation Committee Interlocks and Insider Participation."

         THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS
           A VOTE IN FAVOR OF THE RE-ELECTION OF THE FIVE NOMINEES
                      TO THE COMPANY'S BOARD OF DIRECTORS

Executive Officers

                  Executive officers are elected by the Board of Directors, serve at the direction of the Board and hold office until their respective successors are elected and qualified.

Executive Compensation

Summary Compensation Table
--------------------------

                  The following table summarizes all plan and non-plan compensation awarded to, earned by, or paid to, the Company's Chief Executive Officer and its three other executive officers who were serving as such during and at the end of fiscal 1997 for services rendered in all capacities to the Company for the last three fiscal years. See "Employment Agreements."

Name and
Principal                                                                              Long-Term               All Other
Position                                     Annual Compensation                      Compensation            Compensation
--------                                     -------------------                      ------------            ------------

                                                                                         Awards
                                                                                         ------

                                            Year           Salary          Bonus        Options(1)
                                            ----             ($)             ($)            (#)
                                                             ---             ---            ---
Darby Simpson Macfarlane,                   1995               125,037       0              0                 26,689(2)
  Chief Executive Officer                   1996               125,000     20,000        450,000               5,617(3)
                                            1997               175,000       0              0                    0

Arthur Guiry, President                     1995               168,101(4)    0           300,000                 0
                                            1996               200,000       0              0                    0
                                            1997               200,000       0              0                    0

David Kenneth Macfarlane,                   1995               114,034(5)    0              0                    0
  Vice President,                           1996               125,000      4,500        300,000               5,950(3)
  Research and Development                  1997               125,000       0              0                    0

Leslie Foglesong,                           1995                75,000       0            75,000                 0
  Secretary and Treasurer                   1996                75,000    103,650(6)     150,000                 0
                                            1997               100,000       0              0                    0

----------------------
(1) In February 1998, the Company effected a three-for-two forward Stock Split. The number of shares issuable upon the exercise of stock options granted under the 1992 Stock Option Plan give effect to the Stock Split.

(2) Represents interest payments pursuant to the $262,400 balance owed to Mrs. Macfarlane pursuant to the Avon Settlement.

(3) Includes premiums paid by the Company on the term life insurance policies and disability insurance policies of Mrs. and Mr. Macfarlane.

(4) Includes $23,000 of fees paid to Mr. Guiry in 1995 as a consultant prior to his employment as President.

(5)  Includes $14,000 of fees paid to Mr. Macfarlane in 1995 as a consultant.

(6)  Includes 1995 bonus not paid until 1996.

Options Grants in Last Fiscal Year

                  No stock options were granted under the 1992 Stock Option Plan to any of the executive officers during the fiscal year ended December 31, 1997.

Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year End Option Value Table

                  The following table sets forth information with respect to stock options exercised during the fiscal year ended December 31, 1997 and the value at December 31, 1997 of unexercised stock options held by the Chief Executive Officer and the other executive officers of the Company. The number of shares presented give effect to the Stock Split:

                                                                                                     Value of
                                                                               Number of            Unexercised
                                                                              Unexercised          In-the-Money
                                                                              Options at              Options
                                                                                Fiscal               at Fiscal
                                                                               Year-End             Year-End(2)
                                                                               --------             -----------
                                        Shares
Name                                   Acquired on         Value              Exercisable/          Exercisable/
-------------------------               Exercise         Realized(1)         Unexercisable         Unexercisable
                                          (#)                ($)                 (#)                    $
                                          ---                ---                 ---                    -
Darby Simpson Macfarlane                   0                 ---               450,000/0             3,187,500
Arthur Guiry                            195,000           1,240,500            105,000/0              813,750
David Kenneth Macfarlane                   0                 ---               300,000/0             2,125,000
Leslie Foglesong                         75,000             639,375            150,000/0             1,250,000

---------------------------
(1) The value realized on the exercise of options was calculated by multiplying the number of underlying shares by the difference between the closing price of the Common Stock on the date of exercise (as quoted on the NASDAQ SmallCap Market published in The Wall Street Journal) and the option exercise price.

(2) The value of unexercised in-the-money options was calculated by multiplying the number of underlying shares held by the difference between the closing price of the Common Stock on December 31, 1997 ($15.00 per share, as originally quoted on the NASDAQ SmallCap Market published in The Wall Street Journal) and the option exercise price, but after giving effect to the Stock Split.

Compensation of Directors

                  Directors who are officers of the Company do not receive additional compensation or reimbursement of expenses for serving on the Board or for their attendance at Board of Directors' meetings. Edmund Vimond receives a monthly director's fee of $6,000 and Edward Mahoney receives a monthly director's fee of $4,000. In addition, Mr. Vimond and Mr. Mahoney received options to purchase 22,500 (on December 1, 1997) and 37,500 (on January 26, 1998) shares of the Company's Common Stock under the 1992 Stock Option Plan, respectively, and giving effect to the Stock Split. The stock options granted to Mr. Vimond and Mr. Mahoney vest in equal installments on the first, second and third anniversaries of the date of grant and are exercisable at $9.71 and $9.25 per share, respectively. In addition, Mr. Vimond received 15,000 stock options, one-third of which options were fully exercisable on July 15, 1998, expire on July 15, 2002 and are exercisable at $5.42 per share.

Employment Agreements

                  The Company has entered into separate employment agreements with each of Darby Simpson Macfarlane and David Kenneth Macfarlane, providing for Mrs. Macfarlane's employment as Chief Executive Officer and for Mr. Macfarlane's employment as Vice President, Research and Development. The agreements with Mrs. and Mr. Macfarlane provide for current annual base salaries in 1997 of $175,000 and $125,000, respectively, subject to annual increases at the discretion of the Board of Directors. In addition, Mrs. Macfarlane's agreement provides for a bonus payment of 33% of the first million of the Company's net recovery in excess of $2,000,000 from the Avon Litigation. Accordingly, Mrs. Macfarlane is to receive $361,200, of which $98,800 has been paid. The remaining $262,400 is currently payable and accrues interest at the rate of 10% per annum. However, repayment of this amount is subject to Mrs. Macfarlane's agreement to defer repayment until January 1999 in connection with the amendment to the Company's Certificate of Incorporation which amendment modified certain terms of the Class A Preferred Stock, including the following: (i) extension to December 31, 2000 of the expiration date of the conversion feature and redemption period, (ii) revision of the market price conversion feature to provide for adjustment upon the occurrence of certain events involving the Common Stock, and (iii) revision of the calculation of the earnings goal needed to trigger the conversion feature by including extraordinary items and revenues and earnings generated by businesses acquired by the Company. In connection with Mrs. Macfarlane's agreement to defer repayment, Mrs. Macfarlane also agreed to extend the term of her employment with the Company until December 31, 2000 and forego any discretionary performance bonus under her employment agreement in 1999. Under the employment agreements, the Company is obligated to provide Mr. Macfarlane with a $300,000 and Mrs. Macfarlane with a $500,000 term life insurance policy and disability insurance. The Company maintains key-man life insurance on each of Mrs. and Mr. Macfarlane in the amount of $1,000,000.

                  The employment agreements also provide for the payment of termination benefits by the Company if employment thereunder is terminated (i) by the Company for any reason other than death, disability or "cause" as set forth therein or (ii) by reason of death or disability. If Mr. or Mrs. Macfarlane's employment is terminated by the Company for any reason other than death, disability or "cause," the Company is required by each agreement to pay to the terminated employee an amount equal to the greater of (a) the aggregate base salary payable for the remainder of the employment period of the agreement and (b) the aggregate base salary payable thereunder for two years, plus, in each case, an amount not less than any bonus granted by the Board of Directors of the Company to the employee in the year immediately preceding the year in which termination occurred. If the employee's employment is terminated by reason of death or disability, the Company is required to pay to Mrs. Macfarlane and Mr. Macfarlane, as applicable, an amount equal to two years aggregate base salary in the case of Mrs. Macfarlane, and one year's base salary in the case of Mr. Macfarlane, plus in each case an amount not less than the pro rata portion of any bonus granted to the employee in the year immediately preceding the year in such termination occurs.

                  The Company has entered into a five year employment agreement, commencing on April 10, 1995, with Arthur Guiry providing for Mr. Guiry to serve as President of the Company. The agreement provides for an annual base salary of $200,000, subject to annual increases at the discretion of the Board of Directors, plus options to purchase an aggregate of 300,000 shares of Common Stock at an exercise price of $2.25 per share under the Company's 1992 Stock Option Plan. Mr. Guiry shall be entitled to an annual bonus subject to the discretion of the Board of Directors. The Company, at its option, can maintain key-man insurance on Mr. Guiry in the amount of $1,000,000. The agreement provides for the payment of termination benefits by the Company if employment thereunder is terminated by the Company for any reason other than death, disability, "cause" as set forth therein, or voluntary resignation. If Mr. Guiry's employment is terminated by the Company for any reason other than death, disability, "cause," or voluntary resignation, the Company is required to pay to Mr. Guiry an amount equal to the aggregate base salary for the remainder of the employment period plus an amount equal to the bonus granted for the year immediately preceding the year in which such termination occurs. If Mr. Guiry's employment is terminated by reason of death, disability, cause or voluntary resignation, he will not receive any other compensation besides accrued salary through the date of such termination and an amount equal to the pro rata portion of any bonus granted for the year immediately proceeding the year in which such termination occurs.

                  All of the agreements described above prohibit disclosure of proprietary and confidential information regarding the Company and its business to anyone outside the Company both during and subsequent to employment and provide certain non-competition and non-solicitation restrictions on the employee for the duration of employment with the Company, and for one year thereafter.

Compensation Committee Interlocks and Insider Participation

                  The Company did not establish a compensation committee in 1997. The entire Board of Directors determined each executive officer's compensation, with the relevant director abstaining from any decision made with respect to that director's compensation in his or her capacity as an executive officer. The Board of Directors for the fiscal year ended December 31, 1997 consisted of Darby S. Macfarlane, David Kenneth Macfarlane, Leslie Foglesong and Edmund Vimond. There are no reportable compensation committee (Board of Directors) interlocks or insider participation transactions. The Company established a compensation committee in January 1998 consisting of Edmund Vimond and Edward Mahoney.

Compensation Committee Report on Executive Compensation

                  The Compensation Committee of the Board of Directors is responsible for establishing compensation policies applicable to the Company's executive officers; evaluating and recommending to the Board the compensation of the chief executive officer and other executive officers; and recommending to the Board individual stock option grants for executive officers from the Company's 1992 Stock Option Plan. The following report relates to the Company's compensation policies and the compensation paid to the chief executive officer for the year ending December 31, 1997.

                  Compensation Policies: The Company's compensation policies for all employees, including executive officers, are designed to provide compensation levels that are competitive with those of small capitalization early stage technology companies, with whom the Company must compete in the recruitment and retention of highly qualified, motivated personnel. The Company's executive compensation program is structured to (1) compensate its executive officers on an annual basis with a cash salary and discretionary bonus at a sufficient level to retain and motivate these officers and (2) provide long-term incentives to those executives through periodic grant of stock options.

                  The salary component of executive compensation and any bonuses granted in the Company's discretion, is based on each executive's level of responsibility in comparison to similar positions in comparable companies. The Company believes a competitive base salary, and bonus when warranted, is essential to the development and retention of capable management. Base salaries for executive officers are reviewed periodically, based on a review of competitive salaries obtained from published data and other sources, and discretionary performance bonuses, if any, are used to augment salary in circumstances where special achievement is to be rewarded.

                  The long-term incentive component recognizes the importance of stock ownership by employees and reflects the use of stock options as an integral part of each executive's compensation. The Company believes the opportunity for stock appreciation through stock options which vest over time promotes the relationship between long-term interests of executive officers and shareholders. The size of specific grants takes into account the executive officer's salary, number of options previously granted, and overall individual contributions to the Company.

                  Chief Executive Officer Compensation: The Company extended until December 31, 2000 the term of the employment agreement with Ms. Macfarlane, the Chief Executive Officer, at an annual base salary of $175,000 per annum, in connection with her agreement with the Company, as recommended by the Compensation

Committee, to forego any bonus grant in 1999 in consideration of the Company so extending her employment agreement and agreeing to modify certain terms of the Class A Preferred Stock owned by Ms. Macfarlane, including extension of the redemption date for the Preferred Stock to December 31, 2000. The determination of this salary level was based on the same criteria applicable to base salaries of all executive officers. Ms.

Macfarlane received no stock option or bonus grant in 1997.

                            Compensation Committee:

                      Edmund G. Vimond, Edward A. Mahoney

Performance Graph

               COMPARISON OF 57 MONTH CUMULATIVE TOTAL RETURN*
             AMONG CHROMATICS COLOR SCIENCES INTERNATIONAL, INC.,
                     THE NASDAQ STOCK MARKET (U.S) INDEX
                          AND THE RUSSELL 2000 INDEX

Chromatics Color Sciences (CCSI)
                                                                           Cumulative Total Return
                                                               ----------------------------------------------
                                                               12/93   12/94   12/95   12/96   12/97    9/98
CHROMATICS COLOR SCIENCES INTERNATIONAL, INC.                  100.00   62.50   70.83   75.00  250.00   73.44
NASDAQ STOCK MARKET (U.S.)                                     100.00   97.75  138.26  170.02  208.59  227.37
RUSSELL 2000                                                   100.00   98.17  126.06  146.85  179.80  153.56

* $100 INVESTED ON 12/31/93 IN STOCK OR INDEX
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING DECEMBER 31.

Filing Requirements

                  The Company became subject to the reporting requirements of
Section 13 of the Exchange Act on February 5, 1993 and, accordingly, the Company's officers, directors and greater than 10 percent beneficial owners were subject to the reporting requirements of Section 16(a) of the Exchange Act during the year ended December 31, 1993. The Company believes that except as described below, during the fiscal year ended December 31, 1997, all filing requirements under Section 16(a) applicable to its officers, directors and greater than ten percent beneficial owners were complied with on a timely basis.

                  Edmund Vimond, a director of the Company, failed to file on a timely basis a Form 3 with respect to his initial beneficial ownership of the Company's securities at the time Mr. Vimond was elected a director of the Company. A filing on Form 3, with respect to this transaction, has since been made for Mr. Vimond.

                             SELECTION OF AUDITORS

                  The Board of Directors has selected BDO Seidman LLP ("BDO"), independent auditors, to serve as auditors of the Company for the fiscal year ending December 31, 1998. Although shareholder ratification of the Board of the Directors' action in this respect is not required, the Board considers it desirable for shareholders to pass upon the selection of auditors and, if the shareholders disapprove of the selection, intends to consider the selection of other auditors for the current fiscal year.

                  On April 21, 1998, Wiss & Company, LLP ("Wiss") informed the Company that, based on mutual determination between the Company and Wiss, it would not stand for re-election as the Company's principal accountants for the audit of the Company's financial statements following the completion of its most recent audit of the Company's financial statements on February 17, 1998 in connection with the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

                  Wiss' report on the financial statements for the fiscal year ended December 31, 1996 included a statement, indicating that the financial statements were prepared by Wiss on the assumption that the Company would continue as a going concern. Wiss' report on the financial statements for the fiscal year ended December 31, 1997 did not contain such statement. Wiss' reports for fiscal years 1996 and 1997 contained no other adverse opinions, disclaimers of opinion or modifications as to uncertainty, audit scope or accounting principles.

                  Within the two most recent fiscal years and the subsequent interim period preceding Wiss' notification confirming that it would not stand for re-election, there were no disagreements between the Company and Wiss on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements if not resolved to Wiss' satisfaction would have caused it to make reference in connection with its report to the subject matter of the disagreement.

                  Wiss has not advised the Company of any reportable events as defined in paragraphs (A) through (D) of Regulation S-K Item 304(a)(1)(v).

                  On May 1, 1998, the Company engaged BDO as the principal accountant to audit the Company's financial statements.

                  During the Company's two most recent fiscal years and the subsequent interim period preceding the date of BDO's engagement, neither the Company nor any person on the Company's behalf consulted BDO regarding either
(i) the application of accounting principles to a specified transaction, or the type of audit opinion that might be rendered on the Company's financial statements, or (ii) any matter that was a subject of disagreement or a reportable event.

                  Proxies received in response to this solicitation will be voted FOR the ratification of the appointment of the auditors unless otherwise specified in the proxy.

                  THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN LLP.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                  In December 1997, Mrs. Macfarlane agreed to (i) delay payment to January 1999 on the note she received under her employment agreement in respect of the Avon Settlement, (ii) extend the term of her employment with the Company until December 31, 2000, and (iii) forego any discretionary performance bonus under her employment agreement for 1999 in connection with the Company's Board of Directors agreeing to modify certain features of the Company's Class A Preferred Stock. The changes to the Class A Preferred Stock, approved by the

Company's shareholders on February 13, 1998, provide that, if (i) the Company's earnings for any two calendar years during the period ending on December 31, 2000 exceeds $20,000,000 or (ii) the closing bid price of the Common Stock has been at least $46.67 ($31.11 giving effect to the Stock Split) on 30 consecutive trading days at any time prior to December 31, 2000, each outstanding share of Preferred Stock shall be converted into .979 shares of Common Stock, subject to adjustment for stock-splits, including the Stock Split, stock dividends, reclassification or other combinations or subdivisions. If neither condition is satisfied by December 31, 2000, the Preferred Stock shall be redeemed by the Company at a price of $0.01 per share, plus any declared but unpaid dividends.

                  Since August 1990, the Company has occupied office space leased from Darby Simpson Macfarlane. The Company pays Mrs. Macfarlane $1,620 per month under the lease (representing her actual lease cost for such premises). For the year ended December 31, 1997, the Company paid Mrs. Macfarlane $19,400 in connection with such lease. In addition, the Company also paid Mrs. Macfarlane approximately $10,300 for the year ended December 31, 1997, for the use of her residence as offices of the Company.

                  Accrued royalties under certain prior license arrangements between the Company and Pink & Peach Computer Corp. (an affiliate of Mrs. Macfarlane) were $147,200 at December 31, 1992. $80,000 of this amount was paid to Pink & Peach Computer Corp. from the proceeds of the IPO, $41,100 of this amount was paid to Pink & Peach Computer Corp. in 1996 and the balance of $26,100 was paid in 1997.

                  In connection with the Avon Settlement and Mrs. Macfarlane's employment agreement, Mrs. Macfarlane is to receive $361,200 from the proceeds from the Avon Settlement, of which $98,800 has been paid. The remaining $262,400 is currently payable and accrues interest at the rate of 10% per annum. See "Employment Agreements." In addition, Mrs. Macfarlane is due $12,100 for unpaid salary, which is currently payable without interest.

                  Management believes that each of the transactions described above were obtained on terms at least as favorable as could have been obtained from unaffiliated third parties.

                                 MISCELLANEOUS

                  Any proposal of an eligible stockholder intended to be presented at the next Annual Meeting of Shareholders must be received by the Company to be eligible for inclusion in its proxy material and form of proxy relating to that Annual Meeting by May 31, 1999.

                  Notice of any proposal for an eligible shareholder outside the process of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, in order to be considered timely, must be received by the Company by May 31, 1999. The Company anticipates holding its next Annual Meeting of Shareholders in the last six months of 1999.

                  The Board of Directors of the Company does not intend to present, and does not have any reason to believe that others intend to present, any matter or business at the Meeting other than that set forth in the accompanying Notice of Annual Meeting of Shareholders. However, if other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their judgment.

                  The Company will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy Statement and other material which may be sent to shareholders in connection with the solicitation. Solicitation may be made by mail, telephone and personal interview. The Company may reimburse persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy material to their principals.

                              /s/ Darby S. Macfarlane

                              Darby S. Macfarlane
                              Chairperson of the Board of Directors

New York, New York
November 18, 1998

                 CHROMATICS COLOR SCIENCES INTERNATIONAL, INC.

                   PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

                               December 21, 1998

              This Proxy is solicited by the Board of Directors.

                  The undersigned shareholder of Chromatics Color Sciences International, Inc. (the "Company") hereby appoints Darby Simpson Macfarlane and Leslie Foglesong, or either of them, attorneys and proxies, with full power of substitution, to represent the undersigned and vote all shares of the Common Stock of the Company which the undersigned is entitled to vote, with all powers the undersigned would possess if personally present, at the Annual Meeting of Shareholders of the Company to be held at the offices of the Company at 5 East 80th Street, New York, New York at 10:00 A.M., on December 21, 1998, and at any adjournments thereof, with respect to the proposals hereinafter set forth and upon such other matters as may properly come before the Meeting and any adjournments thereof.

                  Unless otherwise specified, this proxy will be voted "FOR" the election of all nominees as directors of the Company, "FOR" the adoption of the amendment to the Company's 1992 Stock Option Plan, "FOR" the ratification of BDO Seidman LLP as auditors of the Company and in the discretion of the proxies with respect to all other matters which may properly come before the Meeting and any adjournments thereof. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting and Proxy Statement.

         Please mark boxes        in blue or black ink.

1.       Election of Directors

                      FOR all nominees listed    ABSTAIN
                      below (except as marked
                      to the contrary below)

         Nominees:         Darby Simpson  Macfarlane,  David Kenneth Macfarlane,
                           Leslie Foglesong, Edward Mahoney and Edmund Vimond

         Instruction:      To withhold authority to vote for any individual
                           nominee, strike a line through the name:

                           Darby Simpson Macfarlane
                           David Kenneth Macfarlane
                           Leslie Foglesong
                           Edward Mahoney
                           Edmund Vimond

2. Ratification of the selection of BDO Seidman LLP as auditors of the Company for the year ending December 31, 1998.

                 FOR                      AGAINST                    ABSTAIN

3. In their discretion, on any other matters that may properly come before the Meeting and any adjournments thereof.

                                    Dated:                  , 1998
                                          ------------------

                                    ------------------------------
                                       Signature of Shareholder(s)

                                    ------------------------------
                                       Name of Shareholder(s)

                                    NOTE: When shares are held by joint
                                    tenants, both should sign. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, please give your full title as such. If a corporation, please sign full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

         PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY

Reseach Data Group                                      Total Return Worksheet

                                                           Begin:  12/31/93
                                                            FYE:   12/31/97
Chromatics Color Sciences (CCSI)                            End:    9/30/98

                                      Beginning
            Transaction   Closing     No. Of      Dividend   Dividend    Shares      Ending    Cum. Tot.
  Date*        Type       Price**     Shares***   per Share    Paid    Reinvested    Shares     Return
  ----         ----       -----       ------      ---------    ----    ----------    -------    ------
12/31/93       Begin      4.000        25.00                                           25.000    100.00

12/31/94     Year End     2.500        25.00                                           25.000     62.50

12/31/95     Year End     2.833        25.00                                           25.000     70.83

12/31/96     Year End     3.000        25.00                                           25.000     75.00

12/31/97     Year End    10.000        25.00                                           25.000    250.00

 9/30/98       End        2.938        25.00                                           25.000     73.44

*    Specified ending dates or ex-dividend dates.

** All Closing Prices and Dividends are adjusted for stock splits and stock dividends.

***  'Begin Shares' based on $100 investment.